Exhibit 10.120

AGREEMENT dated as of the 5th day of August 2020 between SMITH & WESSON BRANDS, INC. (“Company”) and JEFFREY D. BUCHANAN (“JDB”).

JDB has served as Executive Vice President, Chief Financial Officer, Chief Administrative Officer, and Treasurer of the Company for a number of years.

JDB advised Company of his intension to retire from all his positions with Company and its subsidiaries and affiliates effective with the completion of the spin-off of Company’s outdoor products and accessories business (the “Separation”).

JDB is a party to an Amended and Restated Severance and Change in Control Agreement dated December 8, 2011 (the “Severance Agreement”). Section 2 and 3 of the Severance Agreement set forth certain results following a termination for “Cause” and following a “Change in Control” as such terms are defined in the Severance Agreement.

JDB’s separation from Company will be as a result of a retirement rather than for Cause or following a Change in Control. Company, however, recognizes the long and valuable services provided by JDB to the Company. As a result, Company desires to provide certain benefits to JDB in connection with his retirement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Agreement, the parties hereto agree as follows:

1.    The restricted stock units (“RSUs”) held by JDB shall be accelerated upon the execution of this Agreement and the underlying shares of Company Common Stock shall be issued and delivered as of such date.

2.    The performance stock units (“PSUs”) held by JDB shall be accelerated upon the execution of this Agreement and be converted into 50,200 shares of Company’s Common Stock, which shall be issued and delivered as of such date.

3.    There shall be no holding period on the shares underlying or associated with the accelerated RSUs or PSUs provided that JDB shall not sell any such shares prior to October 1, 2020.

4.    JDB hereby tenders his resignation as an officer of Company and, if applicable, as a director and officer of each of its subsidiaries and affiliates effective as of the close of business on August 23, 2020 or such other earlier date as may be accepted by the CEO of Company.

5.    JDB shall remain on the payroll of Company until September 30, 2020 to complete the transition of his duties.

6.    The period of non-competition set forth in Section 4(b) of the Separation Agreement is hereto extended from 12 months to 24 months.

7.    Sections 2 and 3 of the Severance Agreement are superseded by the benefits herein and shall no longer be of any force or effect; Section 4(b) of the Severance Agreement shall be deemed to be modified by paragraph 6 above; and the remainder of the Severance Agreement shall remain in full force and effect.

(a) All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt, when deposited in the United States mails, first class postage prepaid, or when sent by e-mail addressed as set forth below:

If to Company:

2100 Roosevelt Avenue

Springfield, MA 01104

Attention: Mark Smith, CEO

E-mail: msmith@smith-wesson.com

with a copy, given in the manner

prescribed above, to the then:

Chair of the Compensation Committee

2100 Roosevelt Avenue

Springfield, MA 01104

E-Mail: bmonheit@aol.com

If to JDB:

Jeffrey D. Buchanan

Telephone:

E-mail:

Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.

(b)    Neither any failure nor any delay on the part of either party to exercise any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege, nor shall any waiver of any right, remedy, power, or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power, or privilege with respect to any other occurrence.

(c)    This Agreement and all questions relating to its validity, interpretation, performance and enforcement, shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, notwithstanding any Massachusetts or other conflict-of-laws provisions to the contrary.

(d)    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, and assigns, except that no party may assign or transfer such party’s rights or obligations under this Agreement without the prior written consent of the other party.

(e)    This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of the parties reflected hereon as the signatories.

(f)    The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

(g)    Except for the Severance Agreement as modified by this Agreement, this Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, inducements and conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

(h)    Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

(i)    In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays, and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday, or holiday, then the final day shall be deemed to be the next day which is not a Saturday, Sunday, or holiday.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SMITH & WESSON BRANDS, INC.

By:	/s/ Mark P. Smith
President and CEO

/s/ Jeffrey D. Buchanan
Jeffrey D. Buchanan

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